Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

ION GEOPHYSICAL CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

ION Geophysical Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation by resolution duly adopted, authorized the issuance of a series of two hundred thousand (200,000) shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 31, 2008, filed a Certificate of Designations (the “Certificate of Designations”) with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of the Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designations.

3. That the Board of Directors of the Corporation by unanimous written consent of its members dated February 1, 2012, filed with the minutes of the Board, duly adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designations (the “Certificate of Designations”) filed in the office of the Secretary of State of the State of Delaware on December 31, 2008, the Corporation authorized the issuance of a series of two hundred thousand (200,000) shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to the Certificate of Designations; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to such Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

NOW, THEREFORE, BE IT, AND IT HEREBY IS, RESOLVED, that all matters set forth in the Certificate of Designations with respect to such Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation, and the shares of Preferred Stock heretofore reserved for issuance under such Certificate of Designations shall again be available for issuance hereafter under Article “Fourth” of the Corporation’s Certificate of Incorporation in one or more series as the Board of Directors shall hereafter from time to time determine; and it is further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such Preferred Stock shall be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

4. That, accordingly, all matters set forth in the Certificate of Designations with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, and all shares of Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation.

[Signature on next page]

IN WITNESS WHEREOF, ION Geophysical Corporation has caused this Certificate to be executed by its duly authorized officer on this 1st day of February, 2012.

ION Geophysical Corporation

By:	/s/ David L. Roland
Name:	David L. Roland
Office:	Senior Vice President, General Counsel and Corporate Secretary